Exhibit 10.6
Contract for Synthesis Gas Purchase and Sales
By and Between
SHANDONG HAI HUA COAL & CHEMICAL COMPANY LTD
AND
SYNTHESIS ENERGY SYSTEMS (ZAOZHUANG) NEW GAS COMPANY LTD

This Contract is executed on October 22, 2006 by and between the following parties:
(1)	Synthesis Energy Systems (Zaozhuang) New Gas Company Ltd (the “Company”); and
(2)	Shandong Hai Hua Coal & Chemical Company Ltd (“Hai Hua”)
WHEREAS:
(A)	Hai Hua has a need for economical synthesis gas to produce methanol and other products, and the Company wishes to develop, construct, own, operate and manage a gasification production plant to produce economical synthesis gas utilizing low quality coal (the “Project”);
(B)	Hai Hua and SES have executed the joint venture contract and articles of association of the Company and the Parties are in the process of obtaining all required approvals for the formal establishment of the Company;
(C)	An affiliate of the Company owns a gasification technology from the U.S. Gas Technology Institute that can effectively utilize low value fuels such as low quality coal for the production of synthesis gas;
(D)	Hai Hua has large amounts of low quality coal available from its coal washing facility and would like to make more economic use of such low quality coal and is willing to provide such low quality coal to the Company;
(E)	Hai Hua is willing to provide assistance to the Company for government approvals of the Project;
(F)	Hai Hua is willing to provide part of the Project Company facilities and assist with the Company’s land acquisition procedures;
(G)	GTI’s gasification technology utilizes low quality coal to produce environmentally-friendly synthesis gas and other commodities, which is in line with China’s industrial policies and encouraged by the Chinese government;
(H)	The Company is willing to invest in, design, construct, own and manage a synthesis gas production plant (the “Plant”) in Xue Cheng District, Zao Zhuang City, Shandong Province, PRC with an initial nominal synthesis gas output of 28,000 Ncum/hour of raw, dry synthesis gas; and
(I)	The Parties wish to expand the capacity of the Plant in the future to meet Hai Hua’s anticipated synthesis gas demand growth.
Now, therefore, the Parties agree as follows:
1. Definitions and Construction
1.1	The terms defined in Appendix I shall have the same meaning when used in this Contract (including the Preface).
1.2	In this Contract:
1.2.1	The headings shall not influence interpretation of this Contract;

1.2.2	References to the “Contract” or any other agreement or document shall mean this Contract or to the other agreement or document as amended from time to time;
EXECUTION VERSION

1.2.3	References to “Sections” or “Appendices” are to Sections of or Appendices to this Contract; and

1.2.4	The Appendices are an integral part of this Contract.
2.	Term of Operation
2.1	This Contract shall bind the Parties immediately upon execution (“Commencement Date”).

2.2	However, other than this section and sections 12, 15.8 and 15.9, this Contract shall have no effect unless all of the following conditions precedent are fulfilled on or before 31 December 2006 or another date agreed by the Parties in writing:
(a)	approval of the Feasibility Study of the Project by the Relevant State Agencies;

(b)	approval of the Environmental Impact Assessment report of the Project by the Relevant State Agencies;

(c)	approval of the joint venture contract and articles of association of the Company by the Relevant State Agencies; and

(d)	approval of the land required for project construction by the Relevant State Agencies.
If the fulfilment of any condition precedent above requires or would be assisted by conduct of a Party, that Party must use its best efforts to ensure that the condition is fulfilled.

2.3	This Contract shall expire 20 years after the Commercial Operation Date of the Plant.
3.	Operation and Maintenance
3.1	The Company and Its Obligations

During the Term of this Contract, the Company, or an SES affiliated Company, shall:
3.1.1	Design the Plant, procure equipment for the Plant, and supervise construction of the Plant;

3.1.2	Be responsible for the production, operation, maintenance and management of the Plant;

3.1.3	Perform its obligations hereunder in accordance with the Annual Synthesis Gas Generation Plan and Maintenance Plan prepared in accordance with Sections 3.3.2 and 3.3.3 (respectively) and coordinate its operations, planned shut downs and maintenance with the Hai Hua’s operations, planned shut downs and maintenance so as to minimize interruptions to Hai Hua, and to minimise the effects of unplanned shut downs;

3.1.4	Recruit and retain qualified staff and workers to perform Plant operations; and
EXECUTION VERSION

3.1.5	Sell all ash, sulphur and other products of the Plant and to keep the proceeds of sale thereof.
3.2	Obligations of Hai Hua

During the Term of this Contract, Hai Hua shall:
3.2.1	Pay the Capacity Fee and Energy Fee pursuant to the terms of this Contract;

3.2.2	Provide at the Plant’s boundary, piping for the Plant’s acceptance of steam and coke oven gas from Hai Hua and for the delivery of synthesis gas to Hai Hua;

3.2.3	Provide the Input Commodities and coal storage facilities as described in Section 4.1.5 of this Contract; and

3.2.4	Coordinate its operations, planned shut downs and maintenance with the Plant’s operations, planned shut downs and maintenance, so as to ensure that Hai Hua purchases as much synthesis gas as possible from the Company.
3.3	Exchange of Information
3.3.1	Preparation of preliminary synthesis gas usage plan: To ensure efficient operation of the Plant, Hai Hua shall prepare, by 1 October of each Year, a preliminary synthesis gas usage plan for the following Year stating the expected synthesis gas (in Ncum/hour) requirements of Hai Hua. Each synthesis gas usage plan shall describe in reasonable detail Hai Hua’s expected requirements for each month of the following Year, operational changes at Hai Hua which may affect Hai Hua’s requirements, and expected maintenance and outages; and

In respect of the first Year of Commercial Operation, a preliminary synthesis gas usage plan in respect of that Year shall be prepared by Hai Hua and submitted to the Company at least 40 days before the Commercial Operation Date of this Contract.

In any event Hai Hua shall not in any of its synthesis gas usage plans require less than 19,000 Ncum/hour of Net Syngas.

3.3.2	Annual Synthesis Gas Generation Plan: By no later than 1 November of each Year, the Company shall prepare and finalise the Annual Synthesis Gas Generation Plan and shall set out the anticipated generation of the Plant (broken down on a monthly basis) for the following Year, and shall submit such plans to Hai Hua. The Company shall make its best efforts to ensure that its Annual Synthesis Gas Generation plan matches Hai Hua’s synthesis gas usage plan.

In respect of the first Year of Commercial Operation, the Annual Synthesis Gas Generation Plan in respect of that Year shall be submitted to Hai Hua within 30 days of the receipt of Hai Hua’s first synthesis gas usage plan.

3.3.3	Maintenance Plan: Hai Hua shall, by 1 October of each Year, prepare the Maintenance Plan (which shall set out the maintenance schedule and all scheduled outages of the Hai Hua facilities) for the following Year, which shall be submitted to the Company. The Maintenance Plan shall include equipment maintenance and repair plan.
EXECUTION VERSION

3.3.4	Hai Hua shall regularly consult with the Company about its synthesis gas demand and provide the Company with as much advance notice as possible regarding a reduction or interruption in synthesis gas usage.

3.3.5	The Company and Hai Hua will cooperate to minimize the impact of scheduled and unscheduled outages on operations. The Company shall make its best efforts to ensure that its scheduled outages match Hai Hua’s Maintenance Plan. Every Year, the Company may identify up to 35 days in which the Plant will be down for scheduled maintenance (“Planned Outage”). A Planned Outage is any outage where the Company has given Hai Hua at least three (3) days notice of an outage and the duration of such outages have not exceeded a total of 35 days in a Year.
4.	Synthesis Gas Production
4.1	Purchase of Coal and Other Consumables, Delivery of Input Commodities and Coal Storage Services
4.1.1	The Company shall be responsible for procuring coal, power, water and all other consumables except for the Input Commodities. The Company shall be entitled to recover such costs (including transportation costs where applicable) through payment by Hai Hua of the Energy Fee outlined in Appendix III. Hai Hua shall offer to sell low quality coal to the Company on the basis the Company shall have the right of first refusal to purchase low quality coal from Hai Hua. For the avoidance of doubt, the Company shall have the right to decide the type and quality of coal to be purchased and used in the Plant to produce synthesis gas in accordance with Appendix II, and the actual costs of the coal shall have no effect on the Energy Fee calculated pursuant to Appendix III, except to the extent Energy Fee is adjusted under Appendix III.

4.1.2	During the twelve (12) months after the Commercial Operation Date, any time that Hai Hua requires synthesis gas, Hai Hua shall deliver coke and coke oven gas to the Company free of charge, at the Delivery Point. If during the first twelve (12) months after the Commercial Operation Date the Company’s usage of coke oven gas exceeds 100,000 Ncum, then the Company shall pay Hai Hua for any amounts of coke oven gas consumed above 100,000Ncum, as outlined in Appendix III. If during the first twelve (12) after the Commercial Operation Date the Company’s usage of coke exceeds 600 tons, then the Company shall pay Hai Hua for any amounts of coke consumed above 600 tons, as outlined in Appendix III. After the first twelve (12) months of commercial operations, the Company shall pay for such Input Commodities as outlined in Appendix III.

4.1.3	The Company is unable to produce synthesis gas for Hai Hua if Hai Hua does not deliver the Input Commodities to the Company. During such period(s) when the Plant is not producing synthesis gas due to Hai Hua’s failure to deliver Input Commodities under this Section 4.1.3, the Plant shall be deemed to be available to produce synthesis gas at the Guaranteed Capacity, Hai Hua shall not be relieved from its payment obligations as outlined in Section 6 and the Capacity Fee shall not be affected in any way by this non delivery.

4.1.4	Within 30 days of the execution of this Contract, the Parties shall meet to agree on a suitable Delivery Point for the Input Commodities, and such Delivery Point shall be at the Plant’s boundary.
EXECUTION VERSION

4.1.5	Coal Storage Facilities

by 1 January 2007, Hai Hua shall set aside approximately 10 mu of cleared land on its site that the Company will use to build a covered coal storage facility for the Project (“Coal Storage Facility”), as outlined in the map in Appendix VI.

Hai Hua shall provide all necessary access and rights of way to the Coal Storage Facility. During the Term of Operations, Hai Hua shall allow the Company to control the Coal Storage Facility site and to install boundary fencing, draining systems, guard houses, warehouses and other service buildings, storage and assembly yards, and obtain any permits necessary for the installation and safe and efficient use of Coal Storage Facility. The Coal Storage Facility shall be under the sole control of the Company who may operate it with its own personnel and who may make improvements and modifications to it, including without limitation a conveyor system.

4.1.6	Input Commodities (Coke and Coke Oven Gas)

Input commodities in the form of coke oven gas shall be provided by Hai Hua to the Company for start-up of the Plant’s gasifier and shall be of the same quality as the gas Hai Hua provides to the city gas loop. Hai Hua shall also provide coke oven gas to the Company for its coal drying system. Other than the free coke oven gas to be provided by Hai Hua as outlined under Section 4.1.2, the Company shall pay for the coke oven gas at the price outlined in Appendix III.

Input commodities in the form of Coke shall be provided by Hai Hua to the Company as a secondary start-up of fuel for the Plant’s gasifiers and shall be of the same quality as the coke Hai Hua provides to its customers and shall be provided by Hai Hua at the sizing specified by the Company. Within 60 days of execution of this Contract, the Company shall provide Hai Hua with the sizing specifications for such coke. Other than free coke to be provided by Hai Hua as outlined under Section 4.1.2, the Company shall pay for the coke at the price outlined in Appendix III.

In addition to the Input Commodities, Hai Hua shall make its best efforts to supply the Company steam not exceeding ten (10) tonnes/hour for start-up of the Plant’s gasifiers and paid for by the Company at the price outlined in Appendix III. Hai Hua shall provide steam at 0.7 MPa(g) and at 260 degrees C. If Hai Hua has made its best efforts but is unable to meet all the steam requirements of the Company for start-up, this shall not be construed as Hai Hua not providing Input Commodities to the Company in accordance with this Contract.

4.1.7	The Parties agree, the value of various items to be provided by Hai Hua to the Company shall not exceed five (5) percent of the final registered capital of the Company. These items include but are not limited to:
(i)	providing synthesis gas, coke oven gas and steam piping to connect between the boundary of Hai Hua and the boundary of the Company as described in Section 3.2.2;

(ii)	providing free coke oven gas and coke to the Company as described in Section 4.1.2 and Section 4.5; and
EXECUTION VERSION

(iii)	providing 10 mu of land as described in Section 4.1.5.
4.2	Synthesis Gas Production
4.2.1	The Company shall make reasonable efforts to keep synthesis gas supply interruptions to a minimum and whenever reasonably practicable, provide Hai Hua with notice prior to an interruption. The Company’s only liability for interruptions in synthesis gas supply (including a failure to supply gas when requested by Hai Hua) shall be the reduction of the Capacity Fee as outlined in Appendix IV.

4.2.2	So long as Hai Hua delivers the Input Commodities to the Delivery Point the Company shall produce synthesis gas, in accordance with the specifications outlined in Appendix II, and deliver such synthesis gas to Hai Hua at the Delivery Point. The Company shall produce and shall deliver to Hai Hua up to 22,000 Ncum/hour of Net Syngas. The ash, sulfur and other by-products that are produced from the conversion of coal into synthesis gas (including the proceeds of sale thereof) shall be the property of the Company.

4.2.3	The Company is entitled to sell at its discretion other products to third parties or provide other services which the Company is capable of producing or providing, but Hai Hua shall have right of first refusal.
4.3	Effect of Force Majeure

In the event of the occurrence of an event of Force Majeure, the Party affected by the Force Majeure event (“Affected Party”) shall notify the other Party immediately and shall provide formal notice thereof in writing within 15 days together with documents providing sufficient evidence of the cause of the event, and an estimate of (1) the downtime period and/or (2) the reduction in Hai Hua’s ability to supply the Input Commodities or the Company’s ability to produce synthesis gas, as the case may be. The Affected Party’s obligation to perform its obligations shall be suspended for the duration of the actual delay arising directly out of the Force Majeure event.

The Parties shall immediately meet to find a fair solution and shall make all practical and possible efforts to mitigate the consequences of the event of Force Majeure.

4.4	Definitions

In this Contract:
An event of “Force Majeure” shall mean the following events affecting the Plant, the Site or Hai Hua, the occurrence of which affects the ability of a Party to perform its obligations under this Contract despite such Party using its best efforts to prevent and/or overcome the consequences thereof:
(a)	thunder and lightning, windstorm, flood, fire, earthquake, war;

(b)	other natural disasters which are unforeseeable or unpreventable by the Parties under normal circumstances.
A Party affected by an event of Force Majeure shall have the responsibility to demonstrate to the other Party that any failure to make a payment hereunder Fee was attributable to an event of Force Majeure.
EXECUTION VERSION

4.5	Testing Synthesis Gas: Prior to the Commercial Operation Date, the Company will test and commission the Plant and the Plant will produce synthesis gas. Hai Hua shall accept, use and pay for such synthesis gas at the price set out in Section 6.3 below. During such testing and commission period, Hai Hua shall have an obligation to deliver the Input Commodities free of charge.
5.	Construction, Supply of Utilities, Rights of Way, and Coordination
5.1	Construction of the Plant: The Company shall be responsible for the financing, design and construction of the Plant and the procurement, installation and commissioning of equipment therein. The Company shall make all reasonable efforts to begin initial syngas production by June/July 2007 and enter Commercial Operation in August/September 2007.

5.2	Coordination in Respect of the Construction of the Plant: The Company shall be responsible for the construction of the Plant and shall assume all costs and risks with respect to the construction of the Plant.

5.3	Construction Coordinating Committee: Immediately following execution of this Contract, the Parties shall establish the construction coordinating committee (the “Construction Coordinating Committee” comprising two (2) representatives of the Company and two (2) representative of Hai Hua. Such representatives shall determine by consensus the venue and frequency of their meetings, as well as other formalities such as the keeping of minutes and communication among the representatives.

5.4	Coordination of Testing and Commissioning: The Parties shall coordinate the construction of the interfaces between the Plant and the Hai Hua Plant, and the carrying out of commissioning and testing of the Plant through the Construction Coordinating Committee. The objective of such coordination shall be to minimise any delays to the commissioning and testing of the Plant and the Parties shall use reasonable efforts to ensure that each of them supplies and/or takes receipt of utilities (in the case of Hai Hua taking synthesis gas and supplying the Input Commodities) in such amounts and at such times as may be reasonably required by the other Party for the purpose of such commissioning and testing subject to the payment of charges as set forth in this Contract.

5.5	Supply of Water and Power during Construction: During the construction of the Plant, Hai Hua shall supply power and water to the Company and the Company shall reimburse Hai Hua for the actual cost of power and water consumed by the Company. Hai Hua shall invoice the Company on a monthly basis for such costs and the Company shall pay Hai Hua within 14 days after issuance of Hai Hua’s invoice.
6.	Synthesis Gas Price and Payment
6.1	Capacity Fee and Energy Fee Payments: From the Commercial Operation Date until the end of the Term of this Contract, Hai Hua shall pay a monthly Capacity Fee (the “Capacity Fee”), as outlined in Appendix IV and shall pay the Company a monthly Energy Fee (the “Energy Fee”) as outlined in Appendix III which shall cover at least all of its costs of purchasing coal, power, water, steam, the Input Commodities, and waste water treatment costs utilized in synthesis gas production for Hai Hua. The Capacity Fee and Energy Fee shall be invoiced by the Company and paid by Hai Hua on a monthly basis within 14 days after issuance of the Company’s invoice.
EXECUTION VERSION

6.2	Initial Synthesis Gas Price: The initial synthesis gas price (the “Initial Syngas Price”) shall be the total of the Capacity Fee, per Ncum, for the first twelve (12) months of Commercial Operation plus the Energy Fee, per Ncum, based on the input prices outlined in Appendix III on the date of signing this Contract:

Energy Fee	# Ncum of Net Syngas

Capacity Payment	# Ncum of Net Syngas

Total Syngas Fee	# Ncum of Net Syngas

The Capacity Fee shall be escalated over the Contract Term as outlined in Appendix IV and the Energy Fee shall be adjusted as outlined in Appendix III. However, if the Parties have agreed to make adjustments to the synthesis gas prices in accordance with Appendix VII, the Parties shall adopt the newly adjusted prices.

6.3	Testing/Commissioning Synthesis Gas Price: Prior to the Commercial Operation Date of the Plant, the Company shall produce synthesis gas as part of its start up and commissioning work. Provided that the quality of synthesis gas produced complies with Appendix II, the Company may at any time prior to the Commercial Operation Date, by notice in writing from the Company to Hai Hua, supply synthesis gas to Hai Hua in such amounts and in such periods as may be specified in such notices. During this pre-commercial operation period, Hai Hua shall pay 50% of the Capacity Fee to the Company and 100% of the Energy Fee.

6.4	Excess Amounts: If the Company’s first phase is able to produce Net Syngas in excess of 22,000 Ncum an hour, then the Company shall offer to sell to Hai Hua all such excess synthesis gas, at the rates set out in Appendix V.

If Hai Hua does not exercise that right to purchase the excess synthesis gas, the Company may sell such additional quantities to a third party, provided such additional synthesis gas shall not be sold at a price lower than the prevailing price of synthesis gas sold to Hai Hua.

6.5	As outlined in Section 4.1.3 above, after the Commercial Operation Date, if Hai Hua does not provide the Input Commodities to the Project, then the Company shall be unable to produce synthesis gas, but Hai Hua shall still be obligated to pay the Capacity Fee.

6.6	Unless the Plant is affected by an event of Force Majeure, provided that the synthesis gas meets the quality requirements of Appendix II, the responsibility of Hai Hua to pay the Capacity Fee, as outlined in Appendix IV, shall not be affected by any circumstances whatsoever and howsoever caused.

6.7	Financing Guarantee: Upon the execution of this Contract and after SES’ contribution of 15 percent of its registered capital to the Company, if the Company applies with a bank, in a single or in multiple tranches, for medium to long-term loans (not exceeding ten (10) years) and not exceeding 60 percent of the Company’s total investment, if such bank requires a corporate guarantee to secure such loan(s), Hai Hua shall be obliged to provide a corporate guarantee to such bank in such form and to such extent as such bank may require for the Company to secure such loan(s). However, Hai Hua’s guarantee shall not contain restrictive clauses on Hai Hua’s operations, funds management, etc. that are additional to those normally required for corporate guarantees. The Company shall provide such co-operation and provide such
EXECUTION VERSION

[#]	This information has been omitted in reliance upon Rule 406 under the Securities Act of 1933, as amended, and has been filed separately with the Securities and Exchange Commission.

information and assistance as may be reasonably required by the bank. The Company may, at its discretion, agree to grant such security to the bank as may be reasonable in order to secure the loan, provided any such security shall be subordinate to any other security that the Company has granted or may grant to its other financiers, banks and/or Affiliates. The Company shall provide a counter-guarantee of equal value to Hai Hua which is acceptable to the bank.

If the Company can not obtain such financing based on Hai Hua’s guarantee in accordance with the above paragraph, the Company shall have the option to choose other sources of financing for project construction in order to continue the performance its obligations under this Contract.

6.8	Payment Method
6.8.1	A Party shall make payment of the full amount stated in the other Party’s invoice no later than 15 days from the date of the invoice.

6.8.2	If the due date for any payment falls on a day other than a Business Day, then such payment shall be due on the following Business Day.
7.	Tax
7.1	All payments stated in this Contract do not include value-added tax which is additional and shall be paid together with the payments.

7.2	If after the Commencement Date, any new taxes, duties, levies, rates, charges and fees are levied in the PRC (“New Taxes”), and if the Company is required to pay the New Taxes, then Hai Hua shall pay the Company, in addition to the Capacity Fee and/or Energy Fee, as the case may be, such additional amounts so that after the deduction on account of the New Taxes, the Company receives the Capacity Fee and/or Energy Fee, as the case may be, net of the New Taxes. If after the Commencement Date, any New Taxes come into effect, and if such New Taxes reduce the Company’s costs, the Capacity Fee and/or Energy Fee, as the case may be, shall be reduced so that after such reduction on account of the New Taxes, the Company receives the Capacity Fee and/or Energy Fee, as the case may be, after factoring in the cost reduction of the New Taxes. The above shall not include future tax and fee increases already known to the Company.
8.	Late Payment

Should either Party fail to pay any sum as it falls due, it shall pay, in addition to such sum, interest on such sum from the date payable until the date of actual payment at a rate of 0.1% a day.

9.	Setoff, Taxes, Etc.

Each Party shall pay all sums payable to the other Party in full and shall, under no circumstances, make any deduction, setoff or withholding of any nature.
EXECUTION VERSION

10.	Metering
10.1	Installation

Before the Scheduled Commercial Operation Date, the Company shall install metering equipment at the Delivery Points in order to measure the amount of Input Commodities supplied by Hai Hua and synthesis gas delivered by the Company to Hai Hua and such meter shall be checked by the Relevant State Agency for accuracy.

10.2	Accuracy
10.2.1	The Company shall, in the presence of a representative of Hai Hua and a representative of the Relevant State Agency, calibrate the meters, bring the margin of error of each component of each meter to 0.2% or less than 0.2%, and have the meters sealed.

10.2.2	Calibration of the meters shall be carried out once every six months or at any time when a Party disputes the accuracy thereof.

10.2.3	The Company shall be responsible for all expenses incurred in any tests of the meters and any re-calibration (including replacement, reparation and adjustment) in order to maintain the accuracy of the meters.
10.3	Meter Reading

After the Commercial Operation Date, Hai Hua and the Company shall jointly read the meters in accordance with a pre-agreed schedule.

A representative of each Party shall be present at the readings scheduled by the Parties and shall sign their names on the reading statement. Should either Party’s representative be absent at a scheduled reading, then the readings made by the other Party shall be deemed true and correct.
11.	Termination
11.1	Term of Operation

This Contract shall expire twenty (20) years after the first day of the Commercial Operation Date.

11.2	Termination by the Company

The Company may terminate this Contract if:
11.2.1	Hai Hua fails to pay any amounts due and payable hereunder within 30 days after it becomes payable (except where Hai Hua’s failure to pay is caused by the Company’s material breach of any of the Project Documents or by the Company’s failure to pay amounts due hereunder in full and in a timely manner in accordance with the provisions of this Contract);

11.2.2	Hai Hua becomes insolvent or is dissolved or restructured;

11.2.3	Hai Hua fails to perform any of its other material obligations hereunder,
EXECUTION VERSION

which (unless it is incapable of remedy) is not remedied within 30 days of written notice from the Company specifying the default and requiring Hai Hua to remedy such default. If the default is not remedied within that 30 day period, the Company may terminate this Contract by serving a further 30 day notice of termination on Hai Hua. Termination becomes effective on expiry of that second notice.
11.3	Termination by Hai Hua

Hai Hua may terminate this Contract if:
11.3.1	The Company fails to pay Hai Hua any amount due and payable hereunder within 30 days after it becomes due and payable (except where Company’s failure to pay is caused by Hai Hua’s material breach of any of the Project Documents or by Hai Hua’s failure to pay for synthesis gas to the Company in full and in a timely manner in accordance with the provisions of this Contract).

11.3.2	The Company is dissolved;

11.3.3	The Company fails to perform any of its other material obligations hereunder, which (unless it is incapable of remedy) is not remedied within 30 days of written notice from Hai Hua specifying the default and requiring the Company to remedy such default. If the default is not remedied within that 30 day period, Hai Hua may terminate this Contract by serving a further 30 day notice of termination on the Company. Termination becomes effective on expiry of that second notice.
11.4	Other Grounds for Termination

Either Party may terminate this Contract on 30 days’ written notice to the other Party: if an event of Force Majeure prevents the Plant from generating any synthesis gas for a continuous period of 360 days, and the Board has decided it is not technically or commercially feasible to continue with this Contract.

11.5	Liability for Termination

If this Contract is terminated in advance due to a material default by either Party, then the breaching Party shall be liable to the non-breaching Party for all damages and in accordance with relevant PRC law.

11.6	General

Termination of this Contract (for any reason) shall not affect the accrued rights of the Parties.

11.7	Removal of the Plant

Upon termination for any reason whatsoever (except for the expiry of the Term), the Company shall have the right to dismantle and to remove the Plant, and to use the Plant elsewhere in relation to other projects. The exercise of this right shall be without prejudice to the damages payable under Section 11.5 above.

The cost of dismantling and removal shall be recoverable by the Company as damages against Hai Hua if the termination was effected pursuant to Section 11.2 above.

If this Contract is terminated in accordance with Section 11.3 above, Hai Hua shall have the right to apply to the relevant court to freeze certain equipment as a guarantee for any compensation that may be due to Hai Hua.
EXECUTION VERSION

12.	Applicable Laws and Dispute Settlement
12.1	Governing Law

This Contract shall be governed by the laws of the PRC and construed in accordance therewith.

12.2	Disputes
12.2.1	The Parties shall first attempt to settle any dispute arising under this Contract through friendly consultation and negotiation, provided that nothing in this Section 12.2.1 shall:-
(a)	oblige or require either of the Parties to commence or to continue any such friendly consultation or negotiation (if, in its sole discretion and judgement, that Party does not wish to commence or to continue any such friendly consultation or negotiation); or

(b)	preclude, prevent, delay or constitute a condition precedent or bar to the entitlement of either of the Parties to commence an arbitration in accordance with the provisions of Section 12.2.2 (whether or not any such friendly consultation or negotiation concerns or relates to, in whole or in part, any Dispute).
12.2.2	Any dispute, difference or claim (in each such case, of whatsoever nature) arising out of, in connection with or relating to (in each such case, in any manner whatsoever) this Contract (each a “Dispute”) shall be referred to CIETAC and shall be determined by arbitration in accordance with the provisions of this Section 12.2.2:
(a)	any arbitration shall be conducted in accordance with the CIETAC Arbitration Rules and the provisions of this Section 12.2.2;

(b)	Either Party may refer a dispute to CIETAC for arbitration regardless of whether or not it has exercised its termination rights under Section 11 above.

(c)	the arbitration tribunal shall consist of three arbitrators, one appointed by the Company, one by Hai Hua and the third arbitrator (the “Presiding Arbitrator”) appointed by agreement between the Parties, or, if the Parties cannot agree, by the Chairman of CIETAC;

(d)	no arbitrator may be (i) a national of the PRC or of the United States of America or (ii) a permanent resident of the Hong Kong Special Administrative Region or Macau Special Administrative Region or Taiwan Province and if either of the Parties fails to appoint an arbitrator within the time specified in Article 16 of the CIETAC Arbitration Rules, the Chairman of CIETAC shall make such appointment taking into consideration the criteria set out in this Section 12.2.2(c);

(e)	the Presiding Arbitrator (and any successor or replacement appointed in place of any Presiding Arbitrator initially appointed) shall be a national of one of the following countries:
EXECUTION VERSION

(1)	Australia

(2)	Belgium

(3)	The Philippines

(4)	The Netherlands

(5)	Sweden

(6)	Switzerland

(7)	India

(8)	New Zealand
and, the Chairman of CIETAC shall make the appointment of the Presiding Arbitrator taking into consideration the criteria set out in Section 12.2.2(c) and in this Section 12.2.2(d);

(f)	the place of arbitration shall be Beijing and the arbitration shall be conducted in the English and Chinese languages;

(g)	the Parties undertake:
(i)	to comply strictly with the time limits specified in the CIETAC Arbitration Rules for the taking of any step or the performance of any act in or in connection with any arbitration; and

(ii)	to comply with and to carry out, in full and without delay, any procedural orders (including, without limitation, any interim measures of protection ordered) or any award (interim or final) made by the arbitral tribunal;
(h)	each of the Parties irrevocably:
(i)	agrees that any arbitral award shall be final and binding;

(ii)	undertakes that it will execute and perform the arbitral award fully and without delay;

(iii)	waives any right which it may have to contest the validity of the arbitration agreement set forth in this Section 12.2.2 or the jurisdiction of CIETAC to hear and to determine any arbitration begun pursuant to this Section 12.2.2;
(i)	the costs of the arbitration, the arbitration fees and the liability for other expenses shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal;

(j)	the provisions of Chapter III of the CIETAC Arbitration Rules (concerning summary procedure) are excluded to the maximum extent permissible.
12.2.3	During any dispute, both Parties shall continue to comply with their obligations under this Contract.
12.3	Change in Existing Regulations

If a Change in Existing Regulations occurs and this requires an increase in a Party’s capital cost required to perform this Contract, or this change will increase a Party’s operating costs or decrease a Party’s revenues under this Contract, then the Parties shall make their best efforts and negotiate a solution acceptable to both Parties to try to restore the Parties to the same position prior to such change in Existing Regulations.
13.	Indemnities
EXECUTION VERSION

During the Term of Operation, the Company shall defend, indemnify and hold harmless Hai Hua from and against any claims, costs, losses, liabilities, taxes, suits, damages or expenses it may suffer as a result of any default, negligence or breach of obligations by the Company committed hereunder. If, in the operation of the Plant, the Company causes Hai Hua to incur any claims, losses and expenses under any Existing Regulations or Future Regulations, the Company shall defend, indemnify and hold harmless Hai Hua against the same.

During the Term of Operation, Hai Hua shall defend, indemnify and hold harmless the Company from and against any claims, costs, losses, liabilities, taxes, suits, damages or expenses it may suffer as a result of any default, negligence or breach of obligations by Hai Hua committed hereunder. If, in the operation of the Hai Hua Plant, Hai Hua causes the Company to incur any claims, losses and expenses under any Existing Regulations or Future Regulations, Hai Hua shall defend, indemnify and hold harmless the Company against the same.

14.	Insurance
14.1	Company to Insure

The Company shall take out and maintain insurances as are required by the Board in connection with the Plant.

14.2	Assistance with Claims

Hai Hua shall provide the Company with information it may require to make or process claims under its insurances.
15.	Miscellaneous
15.1	Entire Agreement

This Contract constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior agreements of the Parties.

15.2	Amendment and Waiver
15.2.1	Amendments to this Contract shall be made in writing and become effective only after execution by the authorised representatives of the Parties.

15.2.2	Any waiver by a Party of any of its rights under the Contract must be made in writing and shall be without prejudice to its rights in respect of any subsequent breach.
15.3	No Agency

Neither Party shall have the right to bind the other, enter into contracts in the name of the other or incur liabilities for the other for any purpose or in any manner.

15.4	Communications

Notices or other communication required to be given by any Party shall be given by registered mail or facsimile to the following addresses or such other addresses as designated by the Parties from time to time:
EXECUTION VERSION

To:	Synthesis Energy Systems (Zaozhuang) New Gas Company Ltd

Address:	To be provided to Hai Hua later

Fax:	To be provided to Hai Hua later

With a copy to:	Synthesis Energy Systems, Inc., Attention: Huang Dali

Address:	526 Pine City, 777 Zhaojiabang Road, Shanghai 200031, China

Fax:	(86) 021-6422-0869

To:	Shandong Hai Hua Coal & Chemical Company Ltd
Address: 68 Linquan Road, Xue Cheng District, Zao Zhuang City, Shandong
Province, Post
Code: 277000
Fax:	(86) 0634-4461-691
15.5	Language

This Contract shall be executed in Chinese and English. Both versions have equal legal effect.

15.6	Assignment

Without prior written consent of the other Party, neither Party shall assign its rights and obligations under this Contract, provided that the Company may assign its rights to lenders or guarantors providing finance or finance guarantees to the Company (“Lenders”) in connection with the Plant without Hai Hua’s consent being required, so long as the Company provides written notice to Hai Hua of such assignment. Any such assignment shall not affect Hai Hua’s rights under this Contract.

Hai Hua may assign its rights to an affiliate so long as the Company agrees in writing to such assignment.

Any assignments under this Contract shall not affect the Parties obligations hereunder.

15.7	Partial Invalidity

If a provision in this Contract is or become illegal, invalid, or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability and other jurisdictions of that or any other provision whatsoever of this Contract.

15.8	Confidentiality and Intellectual Property

During the Term of Operation:
15.8.1	upon reasonable request, the Parties shall provide to each other confidential information necessary for the performance of this Contract;

15.8.2	the Parties agree that all confidential information (regardless of whether such information is in writing or otherwise) provided (directly or indirectly) by the Parties to each other must be kept confidential, information required to be disclosed by this Contract or information disclosed in accordance with the provisions of the laws excepted;
EXECUTION VERSION

15.8.3	the Parties are hereby authorised to disclose any confidential information obtained from each other to their respective Affiliates and professional advisers, subject to procuring that such Affiliates and professional advisers observe a duty of confidentiality as provided herein;

15.8.4	“confidential information” as referred to in this Section 15.8 shall include all information and data disclosed (regardless of whether such information is in writing or otherwise, or whether provided directly or indirectly) by the Parties or their Affiliates to the other Party or its Affiliates prior or after the execution of this Contract, including but not limited to information related to their products, plan, proprietary technology, design rights, commercial secrets, confidential market information and any information relating to their businesses. However, this Section shall not apply to (a) any information in the public domain otherwise than by breach of this Contract; (b) information in the possession of the receiving party before divulgence as aforesaid, and which was not obtained under any obligation of confidentiality; (c) information obtained from a third party who is free to divulge the same, and which is not obtained under any obligation of confidentiality; and (d) and information required to be disclosed by applicable law, a judicial order or the rules of a recognised stock exchange.

15.8.5	The Parties acknowledge that the U.S. Gas Technology Institute (“GTI”) owns certain patents, know-how, information and trade secrets (the “Intellectual Property”) relating to GTI’s gasification technology, which is confidential and that GTI has granted Synthesis Energy Systems, Inc an exclusive right to such GTI technology, including any improvements and know how, in China, and the Company has the legal right to use such technology and there will be no additional fees for the use of such technology beyond the Capacity and Energy Fees under this Contract. All such Intellectual Property shall remain the sole property of Synthesis Energy Systems, Inc and (if applicable) GTI and no license or grant of rights in any of the Intellectual Property will be conveyed by Synthesis Energy Systems, Inc to Hai Hua or any of its affiliated or related companies. Hai Hua and its affiliated and related companies shall not compete with Synthesis Energy Systems, Inc with respect to such Intellectual Property.
15.9	Representations and Warranties

Hai Hua represents and warrants to the Company as follows:
15.9.1	it is a legal entity validly established and existing under the laws of the PRC;

15.9.2	it has power and authority to enter into and perform its obligations under this Contract;

15.9.3	the entering into of and performance of its obligations under this Contract will not breach any law or any contract to which it is a party;

15.9.4	all necessary Consents for the entering into of and performance of its obligations under this Contract have been obtained; and

15.9.5	its obligations under this Contract are valid, binding and enforceable.

The Company represents and warrants to Hai Hua as follows:
EXECUTION VERSION

15.9.6	it is a legal entity validly established and existing under the laws of the PRC;

15.9.7	it has power and authority to enter into and perform its obligations under this Contract;

15.9.8	the entering into of and performance of its obligations under this Contract will not breach any law or any contract to which it is a party;

15.9.9	all necessary Consents for the entering into of and performance of its obligations under this Contract have been obtained; and

15.9.10	its obligations under this Contract are valid, binding and enforceable.
15.10 Assistance

Hai Hua agrees to co-operate with and provide assistance to the Company, in such manner as may be required by the Company to enable the Company to obtain and utilise credit, financing or other financial accommodation or facilities for the Project.

In particular, upon the Company’s request Hai Hua agrees to enter into, with such of the Company’s Lenders referred to in Section 15.6, a Direct Agreement on such form as may be agreed between the Company’s Lenders, the Company and Hai Hua. The Direct Agreement shall as a minimum (and amongst other matters) allow the Company’s Lenders or some of them the right to “step in” in relation to this Contract in the event Hai Hua purports to terminate this Contract.
The Parties executed this Contract on 22 October 2006 in Zao Zhuang, Shandong Province.

Synthesis Energy Systems (Zaozhuang) New Gas Company Ltd		Shandong Hai Hua Coal & Chemical Company Ltd

By:	/s/ Donald P. Bunnell	By:	/s/ Ding Zhong Min

	Name: Donald P. Bunnell		Name: Ding Zhong Min
	Title: Authorized Representative		Title: Chairman
EXECUTION VERSION

Appendix I
Definitions
“Affiliate” means with respect to either Party, any person or entity that owns or controls, is owned or controlled by or is under common ownership or control with that Party including direct or indirect ownership of more than 10% of the voting right or interest in such entity.
“Allowed Variation” has the meaning given to it in Appendix III, Table III-1.
“Annual Synthesis Gas Generation Plan” has the meaning given to it in Section 3.3.2.
“Board” means the Board of Directors of the Company.
“Business Day” means a day (other than a Saturday) on which banks are open for business in Zao Zhuang.
“Change in Existing Regulations” means a change in any Existing Regulations or in the interpretation or application thereof occurring after the date of this Contract. For the avoidance of doubt “Change in Existing Regulations” includes (1) a change in any Existing Regulations relating to tax, and (2) any non-renewal of any Consent for reasons not attributable to the Company or the imposition of more onerous conditions attaching to any Consent or the renewal thereof.
“CIETAC” means the China International Economic and Trade Arbitration Commission.
“CIETAC Arbitration Rules” means the arbitration rules for the time being of CIETAC.
“Commencement Date” means the date on which this Contract becomes effective in accordance with Section 2.
“Commercial Operation” means when that the Plant has completed its testing and commissioning period and is ready, as determined by the Company, to enter into full commercial operation and produce synthesis gas for Hai Hua.
“Commercial Operation Date” means the date on which the Plant has entered into Commercial Operation.
“Company” has the meaning given in the Preface.
“confidential information” has the meaning given in Section 15.8.
“Consent” means all licenses, consents, permits, authorizations and other approvals which may required to be obtained by the Company as owner of the Plant.
“Construction Coordinating Committee” shall have the meaning given to it in Section 5.4
“Contract” means this contract.
“Delivery Point” means: the delivery point, to be agreed by the Parties within 30 days of execution of this Contract, for synthesis gas and the Input Commodities.
“Design Basis Coal” has the meaning given in Appendix III, table III-1 of this Contract.
“Dispute” has the meaning given in Section 12.2.
“Energy Fee” means the fee to be paid by Hai Hua to the Company pursuant to Section 6.1 of this Contract.
EXECUTION VERSION

“Existing Regulations” means the laws, regulations, provisions, rules of the PRC or any applicable state, provincial or municipal laws, regulations, provisions, rules or any conditions attached to any necessary Consents in force at the date of this Contract.
“fen” means RMB fen.
“Force Majeure” has the meaning given in Section 4.4.
“Future Regulations” means any laws, regulations, provisions, rules of the PRC or any applicable state, provincial or municipal laws, regulations, provisions, rules or any conditions attached to any necessary Consent, arising as a result of a Change in Existing Regulation.
“Hai Hua” has the meaning given in the Preface.
“Hai Hua Plant” means the coke and methanol plant and other facilities owned by Hai Hua at Xue Cheng District.
“Input Commodities” means coke oven gas to be used as start-up fuel for the Plant’s gasifiers and for the Plant’s coal drying equipment, and coke which is to be used as a second stage start up fuel for the Plant’s gasifiers and steam.
“Maintenance Plan” has the meaning given in Section 3.3.3.
“Major Equipment” means the Plant’s oxygen supply equipment and sulfur removal equipment.
“Month” means a calendar month.
“Ncum” means normal cubic meters.
“Net Syngas” means synthesis gas as defined in Appendix II (Net Syngas contents).
“Parties” refers to both Hai Hua and the Company and a “Party” refers to either of them.
“Planned Outage” has the meaning given in Section 3.3.5.
“Plant” has the meaning given in Recital G of this Contract.
“PRC” or “China” means the People’s Republic of China.
“Presiding Arbitrator” has the meaning given in Section 12.2.2.
“Project” has the meaning given in Recital A of this Contract.
“Project Documents” means this Contract, the Joint Venture Contract and Articles of Association between Hai Hua and SES.
“Relevant State Agencies” means the PRC Government, the Shandong Provincial People’s Government, the Zaozhuang People’s Government, the Xuecheng People’s Government, any ministry, department, political sub-division, instrumentality, agency, company, corporation, government undertaking or commission under the direct or indirect control of the PRC Government, the Shandong Provincial People’s Government, the Zaozhuang People’s Government, the Xuecheng People’s Government or any political sub-division of them.
“RMB” means the lawful currency of the PRC.
“SES” means Synthesis Energey Systems Investments, Inc.
“Site” means the plot of land on which the Plant is located or is to be located.
EXECUTION VERSION

“Taxes” means taxes and withholdings of any nature imposed on present or future profit of the Company.
“Term of Operation” means the term of this Contract being a period coterminous with the term of the Joint Venture Contract.
“Capacity Fee” means the monthly Capacity Fee to be paid by Hai Hua to the Company pursuant to Section 6.1 of this Contract.
“Year” means (i) with respect to the first year of the Term of Operation, the period from the Scheduled Commercial Operation Date of Unit 1 until the 24th hour of December 31 of such year; (ii) with respect to any year thereafter (except in the case of the circumstances described in Subsection (iii) below), the period from 00:00 of January 1 until 24:00 on December 31 of each year; and (iii) with respect to the last year of the Term of Operation, the period from 00:00 of January 1 till the 24th hour of the final day of the Term of Operation.
EXECUTION VERSION

Appendix II
Net Syngas Contents
     The Company shall provide Net Syngas to Hai Hua, as outlined in this Appendix II within the specifications outlined below:

											Pressure	Temperature	Volume
Gas Components	H2	CO	CO2	CH4	N2	Ar	O2	H2S	COS	H2O	MPa(G)	°C	Ncum/h
Net Syngas (delivery)	47.72	43.18	2.78	1.67	0.51	0.09	0.0	20mg/m3	200 mg/m3	4.04	0.01	40	22,000

1.	The Company has the obligation to ensure the quality of the synthesis gas in accordance with the parameters outlined in this Appendix II and Hai Hua shall have the right to reject any synthesis gas that it is able to demonstrate to the Company does not meet such quality specifications.

2.	The Net Syngas shall contain no less than 89% CO, H2 and CH4.

3.	CO shall not exceed 43.5%. of the total synthesis gas volume.

4.	CO2 in the Net Syngas shall be no higher than 4%

5.	H2S in the Net Syngas shall not exceed 20mg/m3.

6.	The Company shall make all reasonable efforts to ensure that presence of organic sulfur, nitrogen, argon and other trace elements (including but not limited to COS, HCN, NH3, Hg, HCL, F) are kept to a minimum in order not to affect the quality of Methanol Company’s methanol production.

7.	Notwithstanding any other provisions herein, if the Company fails to supply synthesis gas in accordance with the specifications outlined in Appendix II, in circumstances where Hai Hua has delivered the Input Commodities in accordance with the specifications, quality or sizing outlined in Section 4.1.6, the Company shall not in any event be liable for the loss of use of any plant or facility operated by Hai Hua, for any loss of profit, loss of any indirect or consequential loss or damage which may be suffered by Hai Hua, save for direct losses caused by damage to Hai Hua’s machinery and equipment.
EXECUTION VERSION

APPENDIX III
Energy Fee Calculation and Adjustments
The Energy Fee (exclusive of value-added tax), per Ncum of Net Syngas, on the date of signing this Contract is RMB # (“P0”), where the prices (exclusive of value-added tax) of key raw materials used in arriving at P0 are:
Table III-1

Design Basis Coal	RMB #/ton (“D0”)

Coke	RMB #/ton (“B0”)

Coke Oven Gas	RMB # Ncum (“C0”)

Power	RMB #/MWh (“E0”)

Steam	RMB #/ton (“S0”)

Tap Water	RMB #/ton (“T0”)

The monthly Energy Fee in a particular month “n” (“Pn”) will be calculated based on the actual volume of syngas in Ncum delivered to Hai Hua, as metered in accordance with Section 10, on that month multiplied by the Energy Fee per Ncum for that month.
The Energy Fee Pn for a month shall be recalculated monthly in accordance with the formula in the following paragraph and shall be revised if it differs by more than 2% from Pn-1, where Pn-1 represents the monthly Energy Fee charged to Hai Hua in the month immediately preceding that month.
Pn for a particular month is calculated as:
Where:
Dn = benchmark Price of Design Basis Coal available in the market for that month (the Price of Design Basis Coal is defined below);
Bn = benchmark Price of coke for that month is the weighted average price actually charged by Hai Hua for that month;
Cn = Price of Coke Oven Gas for that month is the weighted average price actually charged by Hai Hua for that month;
En = Price of Power for that month is the prevailing average power price as stated in the invoice from the relevant power bureau for that month;
Sn = Price of steam for that month is the weighted average price actually charged by Hai Hua for that month;
Tn = Price of Tap Water for that month is the prevailing average water price as stated in the invoice from the relevant water company for that month.
EXECUTION VERSION

[#]	This information has been omitted in reliance upon Rule 406 under the Securities Act of 1933, as amended, and has been filed separately with the Securities and Exchange Commission.

Example — As an example, if in month n, Pn as calculated differs from Pn-1 by 1%, then Pn (Energy Fee charged to Hai Hua in respect of month n) shall be fixed at Pn-1(Energy Fee charged to Hai Hua in respect of month n-1), and not the Pn as calculated.
If subsequently Pn+1 differs from Pn-1 by 2.5% (i.e. differing from Pn as calculated by 1.5%), then Pn+1 shall be revised.
The Price used to calculate the Design Basis Coal (Dn) shall be:
Where,
Dn-1 = Dn of the month immediately preceding the current month
OTQ = Total quantity of coal in tons on hand at the beginning of the current month
HHQ = Total quantity of coal in tons purchased from Hai Hua during the current month
HHP = Weighted average price for HHQ
OQP = Total quantity of coal in tons purchased from parties other than Hai Hua
“ADBC” is based on the average coal price for coal available in the market within the Allowed Variation for the Design Basis Coal (as outlined in Table III-1 in this Appendix) sold by other mines in Tengnan Mine Area and includes the average transportation charge (“ATC”) for truck transportation, as determined by the Coal Expert, within 35 km of the Site. If the Parties can not agree on such ADBC price, they shall jointly appoint and share the costs of independent third party (the “Coal Expert”) to survey the cost for coals with a quality within the Allowed Variation for the Design Basis Coal sold by at least three (3) mines in the Tengnan coal field. The Coal Expert shall decide as an expert and not as an arbitrator. The Parties shall each have the right to make representations to the Coal Expert. The decision of the Coal Expert shall be final and binding on the Parties.
If the Coal Expert Can Not be Agreed
If the Parties can not agree on the appointment of the Coal Expert, either Party may agree on the relevant body who is to appoint the Coal Expert, and if they are unable to agree on the appointing body, require CIETAC to nominate the appointing body or else appoint the Coal Expert. Until such appointment is settled, ADBC shall be the actual cost of coal purchased by the Company plus the Company’s actual transportation costs for such coal. If, after such dispute is resolved and the Coal Expert is appointed, if the Coal Expert determines that the Company overcharged Hai Hua for its coal purchases and or its coal transportation expenses, the Company shall refund to Hai Hua the difference between the ADBC or ATC, as the case may be, and the actual coal cost paid by the Company and, in addition to such sum, interest on such sum from the date payable until the date of actual payment at a rate of 0.1% a day. If the Coal Expert determines that the Company undercharged Hai Hua for its coal purchases and or its coal transportation expenses, Hai Hua shall pay to the Company the difference between the ADBC or ATC, as the case may be, and the actual coal cost paid by the Company and, in
EXECUTION VERSION

addition to such sum, interest on such sum from the date payable until the date of actual payment at a rate of 0.1% a day.
The Parties agree, at the end of the first year after the Commercial Operation Date, to review the formula for Energy Fee as set out in this Appendix. If the formula does not operate as intended by the Parties in practice, the Parties agree to discuss in good faith and to amend the formula so as to reflect the Parties intentions when entering into this Contract.
Design Basis Coal:
The design basis for the Plant (the “Design Basis Coal”) is outlined in Table III-1 below and is based on coal from the Tengnan coal field and an assumed Net Syngas output of 22,000 Ncum/hour. Hai Hua shall make available to the Company coal middlings from Hai Hua’s coal washing facility that were derived from the Tengnan coal field and the Company shall have the right of first refusal to purchase such middlings from Hai Hua.
Table III-1 — Design Basis Coal

				“Allowed Variation”
				from Design Basis
	Variable Name	Test Result	Units	Coal
1	LHV	3,660	kCal/kg (analyzed net)	3,611 kCal/kg minimum No maximum

2	Ash, wt% (dry basis)	41.34	weight %	42.5% maximum No minimum

3	Total Moisture % (surface and inherent)	10	weight %	< 10%

4	Sulfur content (dry basis)	1.57	weight %	1.8 maximum

5	Carbon content (dry basis)	28.26	weight %	28% minimum
EXECUTION VERSION

APPENDIX IV
Capacity Fee Calculation
A. Capacity Fee
The monthly Capacity Fee for the Term of this Contract is outlined in Table IV-1 below.
The monthly Capacity Fee is payable in respect of “Plant Availability” (defined below) in respect of each calendar month (i.e. it is not dependant on the actual number of calendar days in the month in question).
Table IV – 1 – Monthly Capacity Fee (in Renminbi)

Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
#	#	#	#	#	#	#	#	#	#

Year 11	Year 12	Year 13	Year 14	Year 15	Year 16	Year 17	Year 18	Year 19	Year 20

#	#	#	#	#	#	#	#	#	#
“Year 1” begins on the first day of Commercial Operation, and “Year 2” shall begin on the first anniversary of the Commercial Operation Date, “Year 3” on the second anniversary, and so on. Value added tax shall be added by the Company when invoicing Hai Hua.
Following the Plant’s Commercial Operation Date, the Company will use commercially reasonable efforts to maintain 22,000 Ncum/hour of Net Syngas which is the “Guaranteed Capacity”.
The Monthly Capacity fee can also be expressed in RMB per Ncum of Net Syngas for purposes of calculating the Initial Synthesis Gas Price as set out in Section 6.2, as follows: The monthly Capacity Fee expressed in Table IV-1 divided by 22,000 Ncum of Net Syngas divided by 660 hours (7,920 hours in a Year after deducting 35 days for Planned Outages). In Year 1, the Capacity Fee portion of the Initial Syngas Price = RMB #/Ncum of Net Syngas.
“Plant Availability” is calculated as follows:
Where :

H1 =	the number of hours in the calendar month where the Plant is actually producing (or else is deemed to be available to produce) synthesis gas at the level of the Guaranteed Capacity (i.e. 22,000 Ncum/hour of Net Syngas). Deemed availability means when the Plant is able to produce syngas but does not produce syngas because Hai Hua does not require syngas or because Hai Hua has not provided the Input Commodities.
Guaranteed Cap = Guaranteed Capacity (22,000 Ncum/hour of Net Syngas)
EXECUTION VERSION

[#]	This information has been omitted in reliance upon Rule 406 under the Securities Act of 1933, as amended, and has been filed separately with the Securities and Exchange Commission.

H2 =	the number of hours in the calendar month where the Plant can, or is deemed to be able to produce synthesis gas but is not producing (or deemed to be available to produce) synthesis gas at the level of the Guaranteed Capacity (22,000 Ncum/hour of Net Syngas). Deemed availability means when the Plant is able to produce syngas but does not produce syngas because Hai Hua does not require syngas or because Hai Hua has not provided the Input Commodities.

Reduced Cap =	the Reduced Capacity of the Plant (i.e. below 22,000 Ncum/hour of Net Syngas) to produce, or to be deemed to be available to produce, syngas.

H3 =	the total number of hours in the calendar month
For the avoidance of doubt, in applying the above formula, Plant Availability is not dependant only on the actual number of hours that the Plant operates and exports syngas to Hai Hua, but is instead dependant on the number of hours that the plant is deemed to be available to produce synthesis gas plus the number of hours it actually delivers synthesis gas.

*	*	*	*	*
Monthly Capacity Fee = the figure stated in Table IV-1 above multiply by Plant Availability
If the Plant is available (or deemed to be available) every hour of the month at or above the Guaranteed Capacity, Hai Hua shall pay to the Company 100% of the Capacity Fee for that month.

*	*	*	*	*
In summary, the Monthly Capacity Fee as stated in Table IV-1 above and payable by Hai Hua to the Company shall be reduced only in the event of a “Plant Unplanned Outage” or “Reduced Capacity” in the following circumstances:
“Plant Unplanned Outage” – this is defined as:
the period during when Hai Hua requires synthesis gas (provided its requirements are in compliance with all conditions stated in the Contract) and the Company actually fails to deliver synthesis gas and it is not a Planned Outage;
“Reduced Capacity” — this is defined as the period of time (excluding any periods of Plant Unplanned Outage) where the Plant is available to deliver synthesis gas or does deliver synthesis gas, but less than (nor deemed to be producing up to) the Guaranteed Capacity.

*	*	*	*	*
An outage or reduction in capacity caused by the following circumstances shall NOT be considered a Plant Unplanned Outage, nor a circumstance of any of a Reduced Capacity:
EXECUTION VERSION

(I)	if Hai Hua does not deliver adequate or any Input Commodities, or delivers Input Commodities which are NOT in compliance with the Contract specifications (i.e. outside the specifications, quality or sizing outlined in Clause 4.1.6, to the Plant (including outages or downtime suffered due to damage to the Plant, caused by such non-compliant Input Commodities),

(II)	In the circumstances set out in Sections 4.1.2, 4.1.3,

(III)	A Planned Outage, as defined in Section 3.3.5

(IV)	if Hai Hua demands less than the Guaranteed Capacity of Net Syngas from the Company,

(V)	the time period required by the Company to start-up the Plant or to step up production after a period when Hai Hua demands no synthesis gas (or less than 18,000 Ncum/hour of Net Syngas) or a period where Hai Hua has demanded less than the Guaranteed Capacity of Net Syngas from the Company and then requires the Plant to produce at the Guaranteed Capacity.
In respect of any period during which Planned Outages occur, the Plant shall be deemed to be available to produce synthesis gas at the Guaranteed Capacity, and the Capacity Fee shall not be affected in any way by this unavailability.

*	*	*	*	*
Example 1
As an example, in Year 2 if the Guaranteed Capacity (22,000 Ncum/hour) is available all of the hours in a month with 30 days, then Plant Availability is 100% , calculated as follows :

Plant Availability	=	30 days x 24 hours x 22,000 Ncum/hour
30 days x 24 hours x 22,000 Ncum/hour

	=	100% Plant Availability (a total of
15,840,000 out of 15,840,000 Ncum)
Capacity Fee for that month = 100% of the monthly Capacity Fee in Year 2 (indicated in Table IV-1 above)
Example 2
Alternatively, if in a month in Year 2 the Guaranteed Capacity (22,000 Ncum/hour) was available all of the hours over 20 days, and a reduced capacity of 18,000 Ncum/hours was available over 10 days, then the Plant Availability is 93.94%, calculated as follows :
Plant Availability =
(20 days x 24 hrs x 22,000 Ncum/hr) + (10 days x 24 hrs x 18,000 Ncum/hr)
(30 days x 24 hrs x 22,000 Ncum/hr)
EXECUTION VERSION

= 93.94% Availability (a total of 14,880,000 out of 15,840,000 Ncum)
Capacity Fee for that month = 93.94% of the monthly Capacity Fee in Year 2 (indicated in Table IV-1 above).
Example 3
Alternatively, if in a month in Year 2 the Guaranteed Capacity (22,000 Ncum/hour) is available only 10 days in such month and the Plant is totally unavailable for the other 20 days in such month, and if the Company has exceeded its 35 days allotment of Planned Outages, then the Plant Availability is 33%, calculated as follows :-

Plant Availability	=	10 days x 24 hours x 22,000 Ncum/hour
30 days x 24 hours x 22,000 Ncum/hour

	=	33% Availability (a total of 5,280,000 out of 15,840,000 Ncum)
Capacity Fee for that month = 33% of the monthly Capacity Fee in Year 2
(indicated Table IV-1 above).
Example 4
Alternatively, if in a month in Year 2 the Guaranteed Capacity (22,000 Ncum/hour) was available all of the hours over 20 days, and a reduced capacity of 18,000 Ncum/hours was available over 5 days, and there was another 5 days of Plant Unplanned Outage, then the Plant Availability is 80.30% , calculated as follows :
(20 days x 24 hrs x 22,000 Ncum/hr) + (5 days x 24 hrs x 18,000 Ncum/hr)
(30 days x 24 hrs x 22,000 Ncum/hr)
= 80.30% Availability (a total of 12,720,000 out of 15,840,000 Ncum)
Capacity Fee for that month = 80.30% of the monthly Capacity Fee in Year 2
(indicated in Table IV-1 above).
EXECUTION VERSION

Appendix V
Excess Quantities
If the Plant can produce Net Syngas in excess of 22,000 Ncum an hour from its phase I equipment, then Hai Hua may request that the Company deliver additional synthesis gas quantities and the Company shall sell such additional synthesis gas to Hai Hua.
Hai Hua shall, in addition to the Capacity Fee and Energy Fee applicable to the 22,000 Ncum an hour of Net Syngas, pay for synthesis gas purchases above 22,000 Ncum an hour of Net Syngas as follows:
▪	For volumes between 22,000 to 24,000 Ncum/hour, Hai Hua shall pay 100% of the corresponding Energy Fee and pay a pro-rated proportion of the Capacity Fee but reduced by 20% for the additional 2,000 Ncum/hour of volume;

▪	For volumes between 24,000 to 29,000 Ncum/hour, Hai Hua shall pay 100% of the corresponding Energy Fee and a pro-rated proportion of the Capacity Fee but reduced by 25% for the additional 5,000 Ncum/hour of volume; and

▪	For volumes over 29,000 Ncum/hour, Hai Hua shall pay 100% of the Energy Fee and a pro-rated proportion of the Capacity Fee but reduced by 40% for the additional volume,
In addition to the discounted Capacity Fee that applies only to volumes above 22,000 Ncum of Net Syngas, Hai Hua shall also reimburse the Company for its additional coal, power, water costs, etc. associated with such increased synthesis gas production through the Energy Fee associated with such additional synthesis gas production.

For the avoidance of doubt, the discounts listed in this Appendix V shall only apply to the Capacity Fee for quantities above 22,000 Ncum of Net Syngas.

As an example, if during a month (with 30 days) during the first year of operation the Company has available and Hai Hua agrees to accept 29,000 Ncum/hour of synthesis gas for the whole of that month, the Capacity Fee for that month would be
=           RMB #
+ (2,000 Ncum/hour / 22,000 Ncum/hour x RMB #) x 0.80
+ (5,000 Ncum/hour / 22,000 Ncum/hour x RMB #) x 0.75
=          RMB #
EXECUTION VERSION
[#]	This information has been omitted in reliance upon Rule 406 under the Securities Act of 1933, as amended, and has been filed separately with the Securities and Exchange Commission.

Appendix VI
Map of Land for Coal Storage Facility
As outlined in Section 4.1.5 of this Contract, Hai Hua shall contribute the land outlined in red in the map below for the Company to utilize for its Coal Storage Facility:
EXECUTION VERSION

Appendix VII
Further Cooperation
Within two years of execution of this Contract, the Parties shall cooperate in a friendly manner to achieve the following goals:
▪	Hai Hua should develop the coke gas market, and gradually reduce its own coke gas consumption so that Hai Hua’s methanol subsidiary, the Shandong Xuejiao Chemical Co. Ltd (the “Methanol Company”) will eventually use only syngas for methanol production;

▪	The Company should develop its gas production process so as to produce syngas of sufficient pressure and purity for direct methanol production, and expand its syngas production capacity so as to meet the Methanol Company’s total gas demand; and

▪	The Parties should cooperate to develop the most economical syngas production system to achieve a win-win outcome for the Parties;
To achieve the above goals the Parties agree:
i.	At any time within two (2) years of execution of this Contract, Hai Hua may request the Company to expand its syngas production which will be of sufficient pressure and purity for the direct production of methanol, to be supplied directly to the Methanol Company, and the Parties shall agree on the necessary technical reform plans and negotiate the requisite project documents within three (3) months of Hai Hua’s request for additional syngas quantities;

ii.	The Methanol Company shall contribute certain equipment necessary for such expanded syngas production to the Company. Such equipment includes, but is not limited to the Methanol Company’s air separation unit, fine sulphur removal system, compression equipment and other relevant equipment. In consideration of the contribution of such equipment, the Methanol Company shall be given an ownership interest in the Company. The value of such equipment should be evaluated by independent asset evaluation companies.

iii.	The Methanol Company shall actively develop a second phase 100,000 methanol project and the Company will supply syngas for such expansion. The Company intends to supply the total syngas required for such methanol expansion whereby the gas quality and pressure of the syngas supplied meets the requirements for the direct production of methanol; and

iv.	Upon Hai Hua’s request for additional syngas as outlined above, the Parties will negotiate in good faith the requisite project documents and renegotiate a new syngas price for the new syngas system. Such syngas price should not be higher than the syngas price in this Contract of RMB #/Ncum of syngas (after deducting the cost of additional operating costs and equipment cost necessary for producing syngas that is suitable for direct methanol production). The Company shall make best efforts to produce syngas of a sufficient pressure and quality that is satisfactory to Hai Hua.

v.	If the Parties can not come to agreement upon the above plans, within three (3) months of Hai Hua making its request for additional syngas supply, then the Parties shall invite a mediator, such mediator to be agreed by the Parties, to assist the Parties to try to reach definitive agreements based on the above principles. Before such arbitration begins, each Party shall deposit RMB 3,000,000 in an escrow account. If during the mediation the Mediator makes a determination that any Party is not acting in good faith to try and reach an agreement, the mediator may, in its sole discretion, award damages to the other party of up to RMB 3,000,000.
EXECUTION VERSION

[#]	This information has been omitted in reliance upon Rule 406 under the Securities Act of 1933, as amended, and has been filed separately with the Securities and Exchange Commission.